                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): APRIL 8, 1999

                                AMENDMENT NO. 1



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         DELAWARE                       1-10662                   75-2347769
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)



         810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS              76102
              (Address of principal executive offices)                (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)

Item 2. Disposition of Assets.

     In December 1998, Cross Timbers Oil Company ("the Company") formed the Hugoton Royalty Trust ("the Trust") by conveying 80% net profits interests in properties located in the Hugoton area of Kansas and Oklahoma, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming. These net profits interests represent approximately 30% of the Company's existing reserve base and were conveyed to the Trust in exchange for 40,000,000 units of beneficial interest. On April 8, 1999, the Company sold 15,000,000 units, or 37.5% of the Trust units, in an initial public offering at a price of $9.50 per unit less underwriters' discount and expenses. Pursuant to the underwriters' overallotment option, the Company sold an additional 2,004,000 units at $9.50 per unit less discount on May 7, 1999. Total net proceeds of approximately $149 million from the sale were used to reduce bank debt. The Company's estimated gain on the sale of Trust units is approximately $40 million before income tax.

Item 7. Financial Statements and Exhibits.                                                          Page
                                                                                                    ----
  (b) Pro forma financial information.

           Cross Timbers Oil Company:

               Pro Forma Consolidated Financial Statements (Unaudited)...........................     3

               Pro Forma Consolidated Balance Sheet at March 31, 1999............................     4

               Pro Forma Consolidated Statement of Operations
                   for the Year Ended December 31, 1998..........................................     5

               Pro Forma Consolidated Statement of Operations
                   for the Three Months Ended March 31, 1999.....................................     6

               Notes to Pro Forma Consolidated Financial Statements..............................   7-9

  (c)  Exhibits.

      Exhibit Number
      and Description
      ---------------

          1.1      Form of Underwriting Agreement (incorporated by reference to
                   Exhibit 1.1 to Amendment No. 1 to the Trust's and the Company's Registration Statement on Form S-1, File No. 333-68441, filed on January 25, 1999)

                           CROSS TIMBERS OIL COMPANY
            PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying Pro Forma Consolidated Financial Statements have been prepared by recording pro forma adjustments to the historical consolidated financial statements of Cross Timbers Oil Company ("the Company"). The Pro Forma Consolidated Balance Sheet as of March 31, 1999 has been prepared as if the Trust Offering (as described in Note 3) was consummated on March 31, 1999. The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 has been prepared as if the EEX Acquisition and certain 1998 acquisition transactions ("Other 1998 Acquisitions") and the Trust Offering were consummated immediately prior to January 1, 1998. The Pro Forma Consolidated Statement of Operations for three months ended March 31, 1999 has been prepared as if the Trust Offering was consummated immediately prior to January 1, 1999.

     The Pro Forma Consolidated Financial Statements are not necessarily indicative of the financial position or results of operations which would have occurred had the transactions occurred on the assumed dates. Additionally, future results may vary significantly from the results reflected in the Pro Forma Consolidated Statements of Operations due to normal production declines, changes in prices, future transactions and other factors. These statements should be read in conjunction with the Company's audited consolidated financial statements and the related notes for the year ended December 31, 1998 included in the Company's 1998 Form 10-K and the Company's unaudited consolidated financial statements and the related notes included in the Company's Form 10-Q for the quarter ended March 31, 1999.

                           CROSS TIMBERS OIL COMPANY
               PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1999

                                                                                  Pro Forma
                                                                                 Adjustments-
                                                                                   (Note 4)
                                                                              ------------------
                                                                 Historical   Trust Offering (a)       Pro Forma
                                                                 -----------  ------------------      -----------
ASSETS                                                                          (in thousands)
Current Assets:
 Cash and cash equivalents................................       $    9,958        $       -          $    9,958
 Other current assets.....................................           94,902           (5,073)             89,829
                                                                 ----------        ---------          ----------

     Total Current Assets.................................          104,860           (5,073)             99,787
                                                                 ----------        ---------          ----------

Property and Equipment, at cost...........................        1,394,821         (146,667)          1,248,154
 Accumulated depreciation, depletion and amortization.....         (344,851)          43,177            (301,674)
                                                                 ----------        ---------          ----------

     Net Property and Equipment...........................        1,049,970         (103,490)            946,480
                                                                 ----------        ---------          ----------

Deferred Income Tax Receivable............................            2,370           (2,370)                  -
                                                                 ----------        ---------          ----------

Other Assets..............................................           19,567                -              19,567
                                                                 ----------        ---------          ----------

TOTAL ASSETS..............................................       $1,176,767        $(110,933)         $1,065,834
                                                                 ==========        =========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts payable and accrued liabilities.................       $   61,379        $       -          $   61,379
 Other current liabilities................................           10,620                -              10,620
                                                                 ----------        ---------          ----------

     Total Current Liabilities............................           71,999                -              71,999
                                                                 ----------        ---------          ----------

Long-term Debt............................................          921,000         (149,130)            771,870
                                                                 ----------        ---------          ----------

Deferred Income Tax Payable...............................                -           11,423              11,423
                                                                 ----------        ---------          ----------

Other Long-term Liabilities...............................            9,512                -               9,512
                                                                 ----------        ---------          ----------

Stockholders' Equity:
 Preferred stock..........................................           28,468                -              28,468
 Common stock.............................................              541                -                 541
 Additional paid-in capital...............................          337,662                -             337,662
 Treasury stock...........................................         (118,555)               -            (118,555)
 Retained earnings (deficit)..............................          (73,860)          26,774             (47,086)
                                                                 ----------        ---------          ----------

   Total Stockholders' Equity.............................          174,256           26,774             201,030
                                                                 ----------        ---------          ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................       $1,176,767        $(110,933)         $1,065,834
                                                                 ==========        =========          ==========

    See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                           CROSS TIMBERS OIL COMPANY
          Pro Forma Consolidated Statement of Operations (Unaudited)
                     For the Year Ended December 31, 1998

                                                                               Pro Forma Adjustments (Note 4)
                                                           --------------------------------------------------------------
                                                               EEX        Other 1998                      Trust
                                                           Acquisition   Acquisitions                    Offering       Total
                                             Historical        (b)           (c)            Other          (d)        Pro Forma
                                             ----------   -------------  -------------      -----       ---------     ---------
REVENUES                                                          (in thousands, except per share amounts)
 Oil and condensate........................    $  56,164       $ 1,224   $     12,422     $      -      $   (2,209)   $   67,601
 Gas and natural gas liquids...............      182,587        21,985          8,083            -         (25,010)      187,645
 Gas gathering, processing.................
   and marketing...........................        9,438             -              -            -               -         9,438
 Other.....................................        1,297             -              -            -               -         1,297
                                               ---------       -------   ------------     --------      ----------    ----------
    Total Revenues.........................      249,486        23,209         20,505            -         (27,219)      265,981
                                               ---------       -------   ------------     --------      ----------    ----------

EXPENSES

 Production................................       63,148         2,512          6,404        1,931 (e)      (6,487)       67,508
 Exploration...............................        8,034             -              -            -               -         8,034
 Taxes, transportation and other...........       29,105         2,362          1,423            -          (3,083)       29,807
 Depreciation, depletion
   and amortization........................       83,560             -              -       18,980 (f)      (8,484)       94,056
 Impairment................................        2,040             -              -            -               -         2,040
 General and administrative................       13,479             -              -       (1,330)(e)           -        12,149
 Gas gathering and processing..............        8,360             -              -            -               -         8,360
 Trust development costs...................        1,498             -              -            -               -         1,498
                                               ---------       -------   ------------     --------      ----------    ----------
    Total Expenses.........................      209,224         4,874          7,827       19,581         (18,054)      223,452
                                               ---------       -------   ------------     --------      ----------    ----------

OPERATING INCOME...........................       40,262        18,335         12,678      (19,581)         (9,165)       42,529
                                               ---------       -------   ------------     --------      ----------    ----------

OTHER INCOME (EXPENSE)

 Gain (loss) on investment
   in equity securities....................      (93,719)            -              -            -               -       (93,719)
 Interest expense, net.....................      (52,113)            -              -       (3,334)(g)      10,360       (45,087)
                                               ---------       -------   ------------     --------      ----------    ----------
    Total Other Income (Expense)...........     (145,832)            -              -       (3,334)         10,360      (138,806)
                                               ---------       -------   ------------     --------      ----------    ----------

INCOME (LOSS)
 BEFORE INCOME TAX.........................     (105,570)       18,335         12,678      (22,915)          1,195       (96,277)

Income Tax Expense
 (Benefit).................................      (35,851)            -              -        2,754 (h)         406       (32,691)
                                               ---------       -------   ------------     --------      ----------    ----------

NET INCOME (LOSS)..........................      (69,719)       18,335         12,678      (25,669)            789       (63,586)

Preferred Stock Dividends..................        1,779             -              -            -               -         1,779
                                               ---------       -------   ------------     --------      ----------    ----------

EARNINGS (LOSS) AVAILABLE
 TO COMMON STOCK...........................    $ (71,498)      $18,335   $     12,678     $(25,669)     $      789    $  (65,365)
                                               =========       =======   ============     ========      ==========    ==========

EARNINGS (LOSS) PER COMMON SHARE

 Basic.....................................    $   (1.65)                                                             $    (1.39)
                                               =========                                                              ==========
 Diluted..................................     $   (1.65)                                                             $    (1.39)
                                               =========                                                              ==========

Weighted Average
 Common Shares Outstanding................        43,396                                     3,598 (i)                    46,994
                                               =========                                  ========                    ==========

    See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                           CROSS TIMBERS OIL COMPANY
          Pro Forma Consolidated Statement of Operations (Unaudited)
                   For the Three Months Ended March 31, 1999

                                                                      Pro Forma
                                                                    Adjustments-
                                                                      (Note 4)              Total
                                                                --------------------
                                                   Historical    Trust Offering (d)       Pro Forma
                                                  ------------  --------------------  ----------------
REVENUES                                                         (in thousands, except per share amounts)
 Oil and condensate.............................. $    15,768   $              (590)  $        15,178
 Gas and natural gas liquids.....................      51,964                (6,038)           45,926
 Gas gathering, processing and marketing.........       1,792                     -             1,792
 Other...........................................         (17)                    -               (17)
                                                  ------------  --------------------  ----------------
     Total Revenues..............................      69,507                (6,628)           62,879
                                                  ------------  --------------------  ----------------

EXPENSES

 Production......................................      18,491                (1,986)           16,505
 Exploration.....................................         209                     -               209
 Taxes, transportation and other.................       7,208                  (683)            6,525
 Depreciation, depletion and amortization........      26,176                (2,264)           23,912
 General and administrative......................       2,916                     -             2,916
 Gas gathering and processing....................       2,177                     -             2,177
                                                  ------------  --------------------  ----------------
     Total Expenses..............................      57,177                (4,933)           52,244
                                                  ------------  --------------------  ----------------

OPERATING INCOME.................................      12,330                (1,695)           10,635
                                                  ------------  --------------------  ----------------

OTHER INCOME (EXPENSE)

 Gain (loss) on investment in equity securities..         806                     -               806
 Interest expense, net...........................     (15,390)                2,471           (12,919)
                                                  ------------  --------------------  ----------------
     Total Other Income (Expense)................     (14,584)                2,471           (12,113)
                                                  ------------  --------------------  ----------------

INCOME (LOSS) BEFORE INCOME TAX..................      (2,254)                  776            (1,478)

Income Tax Expense (Benefit).....................        (792)                  264              (528)
                                                  ------------  --------------------  ----------------

NET INCOME (LOSS)................................      (1,462)                  512              (950)

Preferred Stock Dividends........................         445                     -               445
                                                  ------------  --------------------  ----------------

EARNINGS (LOSS)
 AVAILABLE TO COMMON STOCK....................... $    (1,907)  $               512   $        (1,395)
                                                  ============  ====================  ================

EARNINGS (LOSS) PER COMMON SHARE

 Basic........................................... $     (0.04)                        $         (0.03)
                                                  ============                        ================
 Diluted......................................... $     (0.04)                        $         (0.03)
                                                  ============                        ================

Weighted Average Common Shares Outstanding.......      44,727                                  44,727
                                                  ============                        ================


    See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                           CROSS TIMBERS OIL COMPANY
       Notes to Pro Forma Consolidated Financial Statements (Unaudited)


1.  Basis of Presentation

     The accompanying Pro Forma Consolidated Balance Sheet at March 31, 1999 has been prepared assuming the Company consummated the sale of 17,004,000, or 42.5%, of the Hugoton Royalty Trust units to the public ("Trust Offering") on March 31, 1999 (Note 3). The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 has been prepared assuming the Company consummated the Trust Offering, EEX Acquisition and other 1998 Acquisitions (Note 2) immediately prior to January 1, 1998. The Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1999 has been prepared as if the Company consummated the Trust Offering immediately prior to January 1, 1999. The Pro Forma Consolidated Statements of Operations are not necessarily indicative of the results of operations had the above described transactions occurred on the assumed dates.


2.  Acquisitions

EEX Acquisition

     On April 24, 1998, the Company acquired producing properties in the East Texas Basin from EEX Corporation ("EEX Acquisition") for $265 million. After purchase price adjustments primarily resulting from net revenues from the January 1, 1998 effective date through April 24, 1998, the properties were purchased for an estimated price of $245 million. In connection with the acquisition, the Company sold a production payment to EEX Corporation for $30 million. The cost of the EEX Acquisition (net of the production payment sold) of $215 million was funded by bank borrowings which were partially repaid by proceeds from the sale of 7,203,450 shares of the Company's common stock on April 27, 1998. Purchase price revisions may result from post-closing adjustments.

Other 1998 Acquisitions

     The acquisitions described in the following paragraphs are collectively referred to as the "Other 1998 Acquisitions."

     On September 30, 1998, the Company acquired oil-producing properties in the Middle Ground Shoal Field of Alaska's Cook Inlet ("Cook Inlet Acquisition") from various Shell Oil Company affiliates ("Shell"). The acquired interests include a 100% working interest in two State of Alaska leases, two offshore production platforms and a 50% interest in certain operated production pipelines and onshore processing facilities. The acquisition had an effective date of July 1, 1998, and is subject to customary post-closing adjustments. The Company acquired the properties in exchange for 1,921,850 shares of the Company's common stock that are subject to a contractual $20 price guarantee. The Company also executed a non-interest bearing promissory note to Shell for $6 million. The total estimated purchase price of the Cook Inlet Acquisition of $44.4 million is subject to post-closing adjustments.

     On November 20, 1998, the Company acquired primarily gas-producing properties in northwest Oklahoma and the San Juan Basin of New Mexico for $33.4 million from Seagull Energy Corp. After purchase price adjustments primarily resulting from net revenues from the October 1, 1998 effective date through November 20, 1998, the properties were purchased for an estimated price of $29.2 million. Additional purchase price revisions may result from post-closing adjustments. The Company funded the acquisition with bank debt.


3.  Hugoton Royalty Trust Offering

     In December 1998, the Company formed the Hugoton Royalty Trust by conveying 80% net profits interests in properties principally located in the Hugoton area of Kansas and Oklahoma, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming. On April 8, 1999, the Company sold 15,000,000 units, or 37.5% of the Hugoton Royalty Trust units in an initial public offering at a price of $9.50 per unit less underwriters' discount and expenses. Pursuant to the underwriters' overallotment option, the Company sold an additional 2,004,000 units at $9.50 per unit less discount on May 7,1999.


4.  Pro Forma Adjustments

     Pro forma adjustments necessary to adjust the Consolidated Balance Sheet and Statement of Operations are as follows:

     (a) To record net proceeds of $149,130,000 received by the Company upon consummation of the Trust Offering, reflecting the sale of 17,004,000 Hugoton Royalty Trust Units by the Company to the public at a price of $9.50 per unit, less underwriters' discount and estimated expenses, and write-off of cost of assets sold, resulting in an estimated $26,774,000 gain on sale (net of federal income tax of $13,793,000 at a corporate rate of 34%) and increase in retained earnings.

     (b) To record revenue and direct operating expenses of the EEX Acquisition for the period from January 1, 1998 through the date of acquisition. Revenue and direct operating expenses subsequent to the date of acquisition are included in the historical results of operations.

     (c) To record revenue and direct operating expenses of the Other 1998 Acquisitions for the period from January 1, 1998 through the date of acquisition. Revenue and direct operating expenses subsequent to the date of acquisition are included in the historical results of operations.

     (d) To record reduction of revenue and expenses related to the sale of 42.5% of Hugoton Royalty Trust units (Note 3), reduction in interest expense attributable to decreased long-term debt upon application of net proceeds of $149,130,000 from the Trust Offering (Note 4(a)) and related increase in federal income tax at a corporate rate of 34%. Interest expense was determined using the weighted average interest rate incurred by the Company under its revolving credit facilities.

     (e) To record the estimated increase in general and administrative expense ($690,000), an allocation from general and administrative expense to production expense ($2,020,000, less billing to joint owners of $89,000) attributable to the EEX Acquisition and the Other 1998 Acquisitions for the period from January 1, 1998 through the date of acquisition.

     (f) To record estimated depreciation and depletion expense attributable to the EEX Acquisition and the Other 1998 Acquisitions using the unit-of-production method applied to the cost of the properties acquired for the period from January 1, 1998 through the date of acquisition.

     (g) To record the increase in interest expense attributable to increased long-term debt to finance the purchase of the EEX Acquisition and the Other 1998 Acquisitions, to the extent financed by long-term debt, for the period from January 1, 1998 through the date of acquisition. Interest expense was determined using the weighted average interest rate incurred by the Company under its revolving credit facilities.

     (h) To record federal income tax at a corporate rate of 34% related to net pro forma adjustments.

     (i) To record increase in weighted average common shares outstanding for the period from January 1, 1998 through the date of acquisition resulting from the sale of 7,203,450 common shares in April 1998, the proceeds from which partially funded the EEX Acquisition, and from the issuance of 1,921,850 common shares to Shell to fund the Cook Inlet Acquisition.

5.  Pro Forma Supplemental Oil and Gas Reserve Information

Estimated Quantities of Pro Forma Proved Oil and Gas Reserves

     Pro forma reserve estimates at December 31, 1998 have been prepared by subtracting proved reserves applicable to 42.5% of the properties underlying the Trust from proved reserves of the Company. Proved reserve estimates of the Company and of properties underlying the Trust are based on reports prepared by independent petroleum engineers, using December 31, 1998 prices and costs.

     Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which, based on geologic and engineering data, are estimated to be reasonably recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Because of inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.

     Pro Forma Proved Oil and Gas Reserves at December 31, 1998

                                                                                            Natural Gas
                                                 Oil (Bbls)           Gas (Mcf)           Liquids (Bbls)
                                                ------------         -----------         ----------------
                                                                     (in thousands)
     Proved reserves......................            53,140           1,034,099                   17,174
                                                ============         ===========         ================

     Proved developed reserves............            41,731             820,483                   14,000
                                                ============         ===========         ================

Standardized Measure of Discounted Future Net Cash Flows Relating to Pro Forma Proved Oil and Gas Reserves

     The standardized measure of discounted future net cash flows ("Standardized Measure") is prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate.

     The Standardized Measure does not represent the Company's estimate of future net cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices, used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

     Pro Forma Standardized Measure of Discounted Future Net Cash Flows at December 31, 1998

                                                                      (in thousands)

          Future cash inflows.......................................    $ 2,671,971
          Future costs:
            Production..............................................     (1,011,713)
            Development.............................................       (212,168)
                                                                        -----------
          Future net cash inflows before income tax.................      1,448,090
          Future income tax.........................................       (204,137)
                                                                        -----------
          Future net cash flows.....................................      1,243,953
          10% annual discount.......................................       (549,323)
                                                                        -----------

          Standardized measure of discounted future net cash flows..    $   694,630
                                                                        ===========

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CROSS TIMBERS OIL COMPANY


Date: May 21, 1999                 By:    BENNIE G. KNIFFEN
                                      -----------------------------------------
                                          Bennie G. Kniffen
                                          Senior Vice President and Controller